Exhibit 5.2

3 October 2006	Our Ref: JC/lab/P135-60730

Petróleo Brasileiro S.A. – Petrobras ("Petrobras")

Avenida República do Chile, 65

20035-900 Rio de Janeiro - RJ, Brazil

Petrobras International Finance Company

4th Floor, Harbour Place

103 South Church Street

George Town, Grand Cayman,

Cayman Islands

Dear Sirs

US$500,000,000 6.125% GLOBAL NOTES DUE 2016

We have acted as Cayman Islands counsel to Petrobras International Finance Company, a Cayman Islands company (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-118644) (the “Registration Statement”) of U.S.$500,000,000 aggregate principal amount of the Company’s 6.125% Global Notes due 2016 (the “Notes”) to be issued under the Indenture dated as of July 19, 2002 (the “Original Indenture”), as supplemented by a Fifth Supplemental Indenture thereto to be dated as of October 6, 2006 (the “Fifth Supplemental Indenture,” and the Original Indenture as supplemented by the Fifth Supplemental Indenture, the “Indenture”) among the Company, Petrobras and The Bank of New York (a New York banking corporation as successor to JPMorgan Chase Bank), as trustee (the “Trustee”). The Notes will have the benefit of a Standby Purchase Agreement, to be dated as of October 6, 2006 (the “Standby Purchase Agreement”), between Petrobras and the Trustee.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or certified translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Attorneys at Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon the

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commercial terms of the transactions contemplated by the Documents.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is a limited liability exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.
2.	The Company has full corporate power, authority and legal right to execute and deliver the Documents and to perform its obligations under the Documents and the Notes.
3.

The execution of the Documents and the issue of the Notes have been duly authorised by the Company, and the Documents (other than the Fifth Supplemental Indenture) have been duly executed by the Company. The Documents, when duly executed and delivered, and the Notes when duly executed, authenticated and delivered, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

4.

The execution, delivery and performance of the Documents and the Notes, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not:

(a)	contravene any law, public rule or regulation of the Cayman Islands applicable to the Company which is currently in force; or
(b)	contravene the Memorandum and Articles of Association of the Company.
5.

The Company is subject to civil and commercial law with respect to its obligations under the Documents and the Notes and neither the Company nor any of its assets is entitled to immunity from suit or enforcement of a judgment on the grounds of sovereignty or otherwise in the courts of the Cayman Islands in proceedings against the Company in respect of any obligations under the Documents and the Notes, which obligations constitute private and commercial acts rather than governmental or public acts.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement, and in the prospectus supplement related to the offering of the Notes, under the heading “Legal Matters” as counsel for the Company who have passed on the validity of the

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Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ WALKERS
WALKERS

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SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation, the Memorandum and Articles of Association, the Register of Members, the Register of Directors, the Register of Officers, and the Register of Mortgages and Charges of the Company, copies of which have been provided to us by its registered office in the Cayman Islands.

2.	The Cause List and Register of Writs and other Originating Process of the Grand Court of the Cayman Islands kept at the Clerk of Courts Office, George Town, Grand Cayman as at 3 October 2006.
3.	A Certificate of Good Standing dated 26 September 2006 in respect of the Company issued by the Registrar of Companies.
4.	A copy of executed minutes of a meeting of the Board of Directors of the Company dated 22 September 2006 (the "Resolutions").
5.	A copy of the executed Power of Attorney given by the Company in favour of the attorneys named therein dated 22 September 2006 (the "Power of Attorney").
6.	An executed copy of the Original Indenture.
7.	A form of the Fifth Supplemental Indenture, including the form of Global Note.
8.	A form of the Standby Purchase Agreement.

The documents listed in paragraphs 6 and 7 above inclusive are collectively referred to in this opinion as the "Documents".

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SCHEDULE 2

ASSUMPTIONS

1.

There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents nor the offering of the Notes and, insofar as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.

The Documents are within the capacity, power, and legal right of, and have been or will be duly authorised, executed and delivered by, each of the parties thereto (other than the Company) and constitute or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all other relevant jurisdictions (other than the Cayman Islands).

3.

The choice of the laws of the jurisdiction selected to govern each of the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands).

4.

All authorisations, approvals, consents, licences and exemptions required by, and all filings and other requirements of, each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.

5.	The Board of Directors of the Company considers the execution of the Documents and the transactions contemplated thereby to be in the best interests of the Company.
6.

The Company was, or will be, on the date of execution of the Documents to which it is a party able to pay its debts as they became due from its own moneys, and any disposition or settlement of property effected by any of the Documents is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Documents or the Notes the Company will be able to pay its debts as they become due from its own moneys.

7.

The originals of all documents examined in connection with this opinion are authentic, all seals thereon and the signatures and initials thereon are those of a person or persons authorised to execute the Documents under the Resolutions or the Power of Attorney and are genuine, all such documents purporting to be sealed have been so sealed, all copies are complete and conform to their originals and the Documents conform in every material respect to the latest drafts of the same produced to us and,

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where provided in successive drafts, have been marked up to indicate all changes to such Documents.
8.	The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.
9.

The copies of the minute book, Register of Members, Register of Directors, Register of Officers, Register of Mortgages and Charges, Certificate of Incorporation, and Memorandum and Articles of Association of the Company provided to us by its registered office are true and correct copies of the originals of the same and are complete and accurate and constitute a complete and accurate record of the business transacted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

10.

The Cause List and the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us at the Clerk of Courts Office, George Town, Grand Cayman on 3 October 2006, covering the period six years prior to the Search Date constitute a complete record of the proceedings before the Grand Court of the Cayman Islands.

11.	The Resolutions were duly adopted at a duly convened meeting of the Board of Directors and such meeting was held and conducted in accordance with the Articles of Association of the Company.
12.	The Power of Attorney remains in full force and effect and has not been revoked.

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SCHEDULE 3

QUALIFICATIONS

1.

The term "enforceable" and its cognates as used in this opinion means that the obligations assumed by the Company under the Documents and the Notes are of a type which the courts of the Cayman Islands enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)

enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)

enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where the court considers damages to be an adequate remedy;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;
(d)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a court of the Cayman Islands may be required to be made in Cayman Islands dollars;
(f)

to the extent that any provision of the Documents or the Notes is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; in particular, the enforceability of any provision of the Documents which imposes additional obligations in the event of any breach or default, or of payment or prepayment being made other than on an agreed date, may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

(g)

to the extent that the performance of any obligation arising under the Documents or the Notes would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands;

(h)	a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and

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(i)

the effectiveness of terms in the Documents or the Notes excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.

A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, for example if it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

3.

If any provision of the Documents or the Notes is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts notwithstanding any express provisions in this regard.

4.

In principle, a person who claims to be entitled pursuant to a contract to recover the legal fees and expenses incurred in enforcing that contract shall be entitled to judgment for the amount of legal fees and expenses found due under the contract and such amount shall not be subject to taxation pursuant to the applicable rule of court.

5.	We express no opinion upon the effectiveness of any clause of the Documents providing that the terms of such Document may only be amended in writing.
6.

The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

7.	To maintain the Company in good standing under the Companies Law (as amended), all annual filing fees must have been paid and all returns made to the Registrar of Companies.